                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               LAND'S END, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                                      LOGO


                         NOTICE OF 1995 ANNUAL MEETING
                              AND PROXY STATEMENT

                                                                  April 17, 1995

Dear Shareholder:

  The annual meeting of Lands' End, Inc. shareholders will be held at our headquarters in Dodgeville, Wisconsin, on Wednesday, May 17, 1995, beginning at 10:00 a.m. C.D.T. (See map for directions.)

  The directors and officers of your company join me in extending you a cordial invitation to attend.

  For those of you interested in seeing firsthand how we fill an order, tours of our facilities will be available before the meeting. The first tour will leave the activity center at 8:00 a.m. and the last one will leave promptly at 9:00 a.m.

  The agenda for the meeting includes the election of two directors, the approval of an amendment to the Company's Stock Option Plan and the ratification of the appointment of independent public accountants. There also will be a brief management presentation on the state of the business.

  I hope you can be there, but whether you attend the meeting in person or not, it's important that your shares be represented. To make sure they are, please mark your votes on the enclosed proxy card, and sign, date and mail it in the postage-paid envelope. It will help us keep postage costs down if you take a minute to do so now.

                                     LOGO
                                     Gary C. Comer
                                     Chairman

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 1995

To Our Shareholders:

  The annual meeting of shareholders of Lands' End, Inc. (the "Company") will be held at the offices of the Company, One Lands' End Lane, Dodgeville, Wisconsin 53595, on May 17, 1995, at 10:00 a.m. C.D.T. for the following purposes:

  1. To elect two members to the Board of Directors of the Company to serve until the annual meeting of shareholders in 1998 and until their successors are duly elected and qualified.

  2. To approve an amendment to the Company's Stock Option Plan.

  3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending February 2, 1996.

  4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 24, 1995, as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

  Please complete and return the enclosed proxy in the envelope provided whether or not you intend to be present at the meeting in person.

                                          By order of the Board of Directors,

                                          LOGO
                                          Robert S. Osborne
                                          Secretary

Dodgeville, Wisconsin
April 17, 1995

  YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Lands' End, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 1995 annual meeting of shareholders on Wednesday, May 17, 1995, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 17, 1995.

PROXIES

  Properly signed and dated proxies received by the Company's Secretary prior to or at the Annual Meeting will be voted as instructed thereon or, in the absence of such instructions, (a) FOR election to the Board of Directors of the persons nominated by the Board, (b) FOR approval of the amendment to the Company's Stock Option Plan, (c) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company, and (d) in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting. Any proxy may be revoked for any reason prior to voting by notifying the Secretary of the Company in writing of such revocation or by voting by ballot at the meeting, which will cancel any proxies previously submitted. The Company has appointed an officer of Firstar Trust Company, transfer agent for the Company, to act as an independent inspector at the Annual Meeting.

VOTING OF PROXIES AND SHARES OUTSTANDING

  Holders of record at the close of business on March 24, 1995, of shares of the Company's common stock, $.01 par value per share (the "Common Stock"), are entitled to vote on all matters which may be properly presented at the Annual Meeting. The number of shares of Common Stock of the Company outstanding on March 24, 1995, the record date for the meeting, was 34,725,616 all of one class and each entitled to one vote, owned by 3,065 shareholders of record. All share numbers and share prices contained in this Proxy Statement have been adjusted where necessary to reflect the Company's May 1994 two-for-one stock split effected in the form of a stock dividend.

  The holders of at least a majority of the shares of Common Stock must be present in person or by proxy at the Annual Meeting in order for the Annual Meeting to be held. Directors will be elected by a plurality of the votes cast for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for approval of each of the other actions proposed to be taken at the Annual Meeting. On each such proposed action, pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a proposed action. A broker non-vote (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) on a proposed action is considered not entitled to vote on that action and thus is not counted in determining whether an action requiring approval of a majority of the shares present and entitled to vote at the Annual Meeting has been approved.

                             ELECTION OF DIRECTORS

  In January 1995, the Board of Directors decreased from seven to six the number of directors which constitute the full Board. The directors are now divided into three classes composed of two directors each. One class is elected each year for a three year term. The two nominees for election as directors to serve until the annual meeting of shareholders in 1998 and until their respective successors are duly elected and qualified, are John N. Latter and Michael J. Smith. The Board of Directors recommends that shareholders vote "FOR" the election of Messrs. Latter and Smith.

  The following tabulation sets forth, as of March 24, 1995, certain information about each nominee for election to the Company's Board of Directors and each continuing director.

                 DIRECTOR NOMINEES FOR A TERM TO EXPIRE IN 1998

JOHN N. LATTER                                                           AGE: 69

  Director of the Company since 1978. Since 1980, Mr. Latter has been independently employed as a financial consultant.

MICHAEL J. SMITH                                                         AGE: 34

  President and Chief Executive Officer of the Company since December 1994. In 1983, Mr. Smith entered the employ of the Company as a Market Research Analyst. In 1985, he became Circulation Manager of Planning and in 1988, he was promoted to Manager of Merchandise Planning and Research. In 1990, Mr. Smith was named Managing Director of Coming Home and in 1991, he was elected Vice President of that business. Mr. Smith has been serving as a director of the Company since his appointment to his current positions in December 1994.

                      DIRECTORS WHOSE TERM EXPIRES IN 1996

GARY C. COMER                                                            AGE: 67

  Founder of the Company and Chairman of the Board of Directors. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. He has been a director of the Company since 1963. Prior to 1963, Mr. Comer was employed for ten years as a copywriter at Young & Rubicam.

DAVID B. HELLER                                                          AGE: 64

  Director of the Company since 1986. Since 1974, Mr. Heller has been President of Advisory Research, Inc., an investment advisory firm.

                      DIRECTORS WHOSE TERM EXPIRES IN 1997

RICHARD C. ANDERSON                                                      AGE: 65

  Vice Chairman of the Company since 1984. Mr. Anderson served as Chief Executive Officer of the Company from 1990 through January 1993. In addition, Mr. Anderson served as President and Chief Operating Officer from 1989 until 1992. He has been a director of the Company since 1979. From 1977 to 1984, Mr. Anderson was a senior executive of Needham, Harper & Steers, serving as Executive Vice President in charge of programming and media from 1981 until 1984. Mr. Anderson serves as a director of the Company's majority-owned subsidiary, The Territory Ahead. He has also provided creative consulting services to the Company and has been compensated for his services in each capacity. See "Meetings and Compensation of Directors; Committees of the Board."

HOWARD G. KRANE                                                          AGE: 61

  Director of the Company since 1986. Mr. Krane's professional corporation is a partner of Kirkland & Ellis, with which he has practiced law since 1957. Kirkland & Ellis renders legal services to the Company. Mr. Krane is also Chairman of the Board of Trustees of the University of Chicago.

        MEETINGS AND COMPENSATION OF DIRECTORS; COMMITTEES OF THE BOARD

  The Board of Directors held twelve formal meetings during the fiscal year ended January 27, 1995. All directors attended at least 75% of the total number of meetings of the Board and Committees of which they were members. Directors who are not salaried officers or employees of the Company receive an annual retainer of $25,000 (other than the Company's founder, who receives no such compensation). Richard C. Anderson receives an additional $15,000 annual retainer from the Company for serving as a director of the Company's majority-owned subsidiary, The Territory Ahead. Mr. Anderson also received total cash compensation of $38,230 from the Company in consideration for his providing creative consulting services to the Company during fiscal year 1995. Directors who are salaried officers or employees of the Company earn no additional compensation for their services as directors.

  The Board has three standing committees: The Audit Committee, the Compensation Committee and the Performance Compensation Committee. The Board does not have a nominating committee. The functions of the standing committees are described briefly below:

AUDIT COMMITTEE

  The members of the Audit Committee are John N. Latter (chairman) and David B. Heller. The functions of the Audit Committee are to recommend the appointment of the Company's independent public accountants, to review and approve the scope of the yearly audit and proposed budget for audit fees, to review the results of the annual audit, to review the Company's internal controls and the functions of the Company's internal audit staff, and to report to the Board of Directors on the activities and findings of the Audit Committee and make recommendations to the Board of Directors based on such findings. The Company's internal audit staff and its independent public accountants have direct access to the Audit Committee to discuss auditing and any other accounting matters. The Audit Committee held two formal meetings during fiscal year 1995.

COMPENSATION COMMITTEE

  The members of the Compensation Committee are Howard G. Krane (chairman), Gary C. Comer, David B. Heller and John N. Latter. The Compensation Committee monitors the Company's overall compensation policies and specifically reviews and approves all compensation to be paid to the Company's Chief Executive Officer, to the four other most highly compensated executive officers and to any other officer whose annual compensation is $300,000 or more (except to the extent that such responsibility is specifically vested in the Performance Compensation Committee). The Compensation Committee administers the Restricted Stock Plan and establishes the terms of any benefits granted thereunder. The Compensation Committee held six formal meetings during fiscal year 1995.

  None of the members of the Compensation Committee is or has been, for a period of at least one year prior to appointment, eligible to receive a benefit under any plans of the Company entitling participants to acquire Common Stock, stock options or stock appreciation rights.

PERFORMANCE COMPENSATION COMMITTEE

  The members of the Performance Compensation Committee are David B. Heller (chairman) and John N. Latter. The Performance Compensation Committee administers the Stock Option Plan and establishes the terms of any benefits granted thereunder. The Performance Compensation Committee also administers the Company's non-stock based compensation plans which are intended to provide "performance-based compensation" (as defined in the federal Omnibus Budget Reconciliation Act of 1993 ("OBRA")) including, but not limited to, establishing objective performance goals and measures and certifying that such performance goals and other material terms are satisfied. The Performance Compensation Committee is comprised solely of directors who are not (i) current employees of the Company (or any related entity),

(ii) former employees of the Company (or any related entity) receiving compensation for prior services (other than certain pension benefits), (iii) former officers of the Company (or any related entity), or (iv) consultants or individuals who are otherwise receiving compensation for personal services in any capacity other than as a director. The Performance Compensation Committee held four formal meetings during fiscal year 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Gary C. Comer, who currently serves on the Compensation Committee, is the Company's founder and Chairman of the Board. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. Mr. Comer is retired from active employment at the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Overall Policy

  Lands' End believes that its employees are its most valuable asset. The Company's goal is to recruit, motivate, reward, and retain the best hourly and salaried work force in the direct marketing industry. The Company has developed and implemented its compensation plans, including those for executive officers, with that goal in mind.

  The Board of Directors and its compensation-related committees believe that the Company has derived significant benefits over the years from the fact that its founder and senior executive officers have had substantial amounts of stock ownership in the Company and developed a strongly collegial management culture. The principal executive compensation philosophy used to recruit, motivate and retain the Company's executives has been to create the possibility for significant equity ownership and to base additional incentive compensation on specific financial performance goals, consisting of percentage increases in net sales and the level of pretax earnings expressed as a percentage of net sales.

 Committee Structure

  The Compensation Committee consists of Gary C. Comer and three outside directors, David B. Heller, Howard G. Krane and John N. Latter, who have never been employees of the Company. No member of the Compensation Committee is eligible to receive awards under any of the compensation plans which it administers. The Compensation Committee receives and considers recommendations from time to time from officers of the Company and from independent professional compensation consultants.

  The Performance Compensation Committee consists of Mr. Heller as chairman, and Mr. Latter, each of whom is believed to meet the eligibility requirements specified in OBRA. Accordingly, it is anticipated that compensation paid under these plans, including gains realized upon the exercise of nonqualified stock options, will remain deductible by the Company for federal income tax purposes.

 Compensation Criteria

  In 1994, the Compensation Committee and the Board engaged a nationally recognized compensation consulting firm to assist the Compensation Committee and the Board in developing an overall perspective on base, incentive and long-term compensation and benefit practices in the specialty retail business. Representatives of this consulting firm have met formally with the Compensation Committee (sometimes with other Board members in attendance) on a regular basis and have had numerous other informal discussions with members of the Compensation Committee and the Board.

  The Compensation Committee relates total compensation levels for the Company's senior executives to the compensation paid to executives of a peer group of companies (the "comparator group"). The comparator group is comprised of companies that tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes. The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the published industry index in the Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in the published industry index established for comparing shareholder returns.

  Although comparator group survey data has been used in developing the Company's overall compensation perspective, the Compensation Committee and the Board have also considered other factors which, in their subjective judgment, affect the comparability and usefulness of such data to the Company. These factors include the Company's leading position as a direct merchant, the evolving nature of its business as the Company makes investments in developing new catalog formats and expands internationally, and elements of its corporate culture, including the historical importance of executive stock ownership and the use of sales growth and profitability measures for incentive compensation. The Compensation Committee and the Board have determined that it is desirable for the Company to maintain a competitive package of base, incentive and long-term compensation and that, at senior executive levels, the package should be strongly weighted toward long-term, stock-based compensation, thereby aligning management interests with those of the Company's shareholders. These determinations are reflected in the Company's current compensation practices.

  Section 162(m) of the Internal Revenue Code (adopted pursuant to OBRA) imposes an annual limit of $1 million on the deductibility of compensation payments to a company's chief executive officer and the four other most highly compensated executive officers for whom proxy statement disclosure is required and who are employed at the end of such company's taxable year ("Covered Employees"). "Performance-based compensation" (as defined in OBRA) is excluded from this limit. It is the Company's intention to preserve the deductibility of compensation paid to its Covered Employees, to the extent feasible and consistent with the Company's overall compensation philosophy.

 Contemplated Omnibus Long-Term Incentive Plan

  The Compensation Committee and the Performance Compensation Committee, in consultation with their professional compensation advisers, are beginning to consider the adoption of a comprehensive omnibus long-term incentive plan that would provide for, among other things, the grant of stock options, stock appreciation rights and restricted stock. It is expected that such a plan would be adopted by the Compensation Committee and the Performance Compensation Committee during the course of the coming year and would be presented to the Company's shareholders for approval in next year's proxy statement. If such a plan were to be adopted and approved, it is expected that the Stock Option Plan and the Restricted Stock Plan would be superseded by the new plan at such time.

 Recent Changes in Senior Management

  Fiscal year 1995 presented a number of significant changes in the composition of the Company's senior executive officers. In August 1994, David F. Dyer resigned as Vice Chairman, Merchandising and Sales. In October 1994, Stephen A. Orum was promoted to Executive Vice President and Chief Operating Officer in addition to continuing his responsibilities as Chief Financial Officer. In December 1994, William T. End resigned as President and Chief Executive Officer, and Michael J. Smith was promoted to those positions. Finally, in January 1995, Mindy C. Meads was promoted to Senior Vice President, Merchandising.

 Components of Compensation

  Base Salary. In determining salary adjustments, the Compensation Committee considers the size and responsibility of the individual's position, the individual's overall performance and the base salaries paid by competitors for comparable positions. The base salary level for the Company's Chief Executive Officer is currently somewhat below the median for the Company's comparator group. The average base salary level for the Company's other Named Executive Officers is currently at the approximate median for the Company's comparator group.

  Salaried Incentive Bonus Plan. The Salaried Incentive Bonus Plan establishes bonus eligibility amounts ranging from 10% to 100% of base salary for individual participants. Participants earn bonuses equal to their bonus eligibility amounts, multiplied by a factor which depends on overall corporate results measured by a matrix of (i) growth in net sales and (ii) pretax income expressed as a percentage of net sales for the fiscal year of participation, with a one percent change in pretax income expressed as a percentage of net sales being weighted much more heavily in the matrix than a one percent change in growth in net sales. No bonuses are payable if net sales increase by 7% or less in a year or if pretax income expressed as a percentage of net sales is 5% or less. The matrix is subject to further review and adjustment from time to time by the Performance Compensation Committee. For fiscal year 1995, net sales grew by 14% and pretax income expressed as a percentage of net sales was 6.0%, which resulted in a bonus for each individual participant equal to 78.75% of such participant's bonus eligibility amount. For most of the Company's salaried employees, the bonus eligibility amounts have historically been 10% of base salary. For the Company's Named Executive Officers, the bonus eligibility amounts have historically been 40-100% of base salary.

  Stock Options. In fiscal year 1995, the Company did not award any stock option grants. However, in February 1995 (i.e., the first month of fiscal year
1996), the Company awarded stock option grants to a number of employees, including grants to Michael J. Smith, Mindy C. Meads, Stephen A. Orum and Francis P. Schaecher in the amounts of 110,000 shares, 60,000 shares, 60,000 shares and 30,000 shares, respectively. These grants are consistent with the Company's previously announced goal of providing significant stock-based incentive compensation for senior executives so as to incent management to increase shareholder value over time.

CHIEF EXECUTIVE OFFICER COMPENSATION

  William T. End served as the Company's President and Chief Executive Officer throughout most of fiscal year 1995. Until October 1994, Mr. End also served as the Company's Chief Operating Officer, at which time Stephen A. Orum assumed such responsibilities. In December 1994, William T. End resigned as President and Chief Executive Officer, and Michael J. Smith was promoted to those positions.

  Mr. End's annual base salary was $402,000 during the term of his service in fiscal year 1995. Mr. Smith's annual base salary has been set at $300,000, which the Compensation Committee and the Board believe to be appropriate given comparator group practice for this position as well as Mr. Smith's previous compensation history. During fiscal year 1995, Mr. End also received a bonus of $316,545 under the Salaried Incentive Bonus Plan. Until his promotion in December 1994, Mr. Smith was Vice President of Coming Home and, in that capacity, he received a bonus of $44,936 under the Salaried Incentive Bonus Plan.

  The Performance Compensation Committee did not award any stock option grants in fiscal year 1995. The Performance Compensation Committee did award stock option grants in December 1993 (including a 200,000 share stock option grant to Mr. End). In February 1995, the Performance Compensation Committee awarded Mr. Smith options to purchase 110,000 shares of the Company's Common Stock at $16.50 per share (the closing market price per share of the Common Stock on the date of grant). The options are exercisable for ten years and vest at the rate of 10% in year one, 15% in year two, 20% in year three, 25% in year four and 30% in year five. The specific number and vesting rate of the options awarded was based principally on subjective judgment factors, including the review of overall compensation practices described above and the then current level of Mr. Smith's beneficial ownership of stock in the Company.

                                     Submitted by the Compensation Committeeof the Board of Directors

                                     Howard G. Krane, Chairman
                                     Gary C. Comer
                                     David B. Heller
                                     John N. Latter

SUMMARY COMPENSATION TABLE

  Set forth below is certain information concerning the compensation for each of the Named Executive Officers for the fiscal year ended January 27, 1995:

                                                                 LONG-TERM
                                                                COMPENSATION
                                                             ------------------
                                 ANNUAL COMPENSATION               AWARDS
                         ----------------------------------- ------------------
                                                             RESTRICTED
                                                OTHER ANNUAL   STOCK     STOCK   ALL OTHER
   NAME AND PRINCIPAL    FISCAL SALARY   BONUS  COMPENSATION   AWARDS   OPTIONS COMPENSATION
        POSITION          YEAR    ($)     ($)       ($)        ($)(1)     (#)      ($)(2)
   ------------------    ------ ------- ------- ------------ ---------- ------- ------------
Michael J. Smith(3).....  1995  142,654  44,936     -0-           -0-       -0-     8,604
President and Chief
Executive Officer
William T. End(3).......  1995  401,962 316,545     -0-           -0-       -0-   876,824
Former President and      1994  351,730 319,980     -0-           -0-   200,000    74,102
Chief Executive Officer   1993  300,000 156,000     -0-           -0-       -0-    12,362
Mindy C. Meads(4).......  1995  258,039 116,282     -0-           -0-       -0-    19,507
Senior Vice President,
Merchandising
Stephen A. Orum(5)......  1995  203,192  96,008     -0-           -0-       -0-    14,631
Executive Vice            1994  180,038  50,259     -0-           -0-    38,600    50,280
President, Chief          1993  156,273  30,004     -0-        53,250       -0-     9,352
Operating Officer and
Chief Financial Officer
Francis P. Schaecher....  1995  186,000  87,885     -0-           -0-       -0-    16,783
Senior Vice President,    1994  175,605 148,182     -0-           -0-     8,600    54,059
Operations                1993  153,750  78,900     -0-           -0-       -0-    10,838
David F. Dyer(6)........  1995  273,462     -0-     -0-           -0-       -0-    11,668
Former Vice Chairman,     1994  351,730 319,980     -0-           -0-   200,000    74,102
Merchandising and Sales   1993  300,000 156,000     -0-           -0-       -0-    12,362

- --------
(1) Dividends, if any, on shares of restricted stock are paid at the same time and at the same rate as dividends on the Company's unrestricted Common Stock. The aggregate number and value (based on the closing price of the Company's Common Stock ($16.25) on the New York Stock Exchange on January 27, 1995) of each Named Executive Officer's restricted stock holdings as of such date are as follows: Mr. Smith, 2,600 shares, $42,250; Mr. End, 0 shares, $0; Ms. Meads, 3,200 shares, $52,000; Mr. Orum, 3,200 shares, $52,000; Mr. Schaecher, 0 shares, $0; and Mr. Dyer, 0 shares, $0.

(2) For fiscal year 1995, these amounts represent the Company's contributions to the Retirement Plan and the Company's contributions to the Deferred Compensation and Excess Benefit Plan, in the following amounts: Mr. Smith, $8,604, $0, respectively; Mr. End, $8,132, $32,142, respectively; Ms. Meads, $8,163, $11,344, respectively; Mr. Orum, $8,358, $6,273, respectively; Mr. Schaecher, $8,135, $8,648, respectively; and Mr. Dyer, $3,605, $8,063, respectively. In addition, with respect to Mr. End, this amount includes the following payments and benefits paid, payable or accrued to Mr. End in connection with his resignation from employment with the Company: (i) $603,000 in severance payments, (ii) $225,000 in payments in connection with the exercise of stock options and (iii) $8,550 in employee welfare benefits. For additional information, see "Termination of Employment Arrangements."

(3) On December 2, 1994, William T. End resigned as President and Chief Executive Officer. Michael J. Smith was appointed as President and Chief Executive Officer effective December 2, 1994.

(4) Ms. Meads was appointed a Senior Vice President of the Company on January 12, 1995.

(5) Mr. Orum was named as Executive Vice President and Chief Operating Officer of the Company on October 24, 1994, in addition to continuing his previous function as the Company's Chief Financial Officer.

(6) Mr. Dyer resigned from his employ with the Company effective September 2, 1994.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

  Set forth below is certain information relating to options to acquire Common Stock exercised by each Named Executive Officer during the fiscal year ended January 27, 1995, and options to acquire Common Stock held by each Named Executive Officer as of such date.

                                                   NUMBER OF
                                                  SECURITIES       VALUE OF
                                                  UNDERLYING     UNEXERCISED
                                                  UNEXERCISED    IN-THE-MONEY
                             SHARES              STOCK OPTIONS STOCK OPTIONS AT
                            ACQUIRED     VALUE   AT FY-END (#)    FY-END ($)
                           ON EXERCISE REALIZED  EXERCISABLE/    EXERCISABLE/
      NAME                     (#)      ($)(1)   UNEXERCISABLE UNEXERCISABLE(2)
      ----                 ----------- --------- ------------- ----------------
Michael J. Smith..........     4,000      25,500    560/18,240       0/32,000
William T. End............   160,000   1,348,125 20,000/0            0/0
Mindy C. Meads............       -0-         -0- 13,280/13,120  42,720/28,480
Stephen A. Orum...........       -0-         -0- 19,720/38,880  54,720/76,480
Francis P. Schaecher......       -0-         -0- 81,720/26,880 790,000/197,500
David F. Dyer.............   120,000   1,470,000      0/0            0/0

- --------
(1) Upon exercise of an option, an individual does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Stock from the option award date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

(2) Calculated based upon the closing price of the Company's Common Stock ($16.25) on the New York Stock Exchange on January 27, 1995.

TERMINATION OF EMPLOYMENT ARRANGEMENT

  In connection with William T. End's resignation as an officer and director of the Company on December 2, 1994, the Company and Mr. End entered into an agreement pursuant to which Mr. End received the consideration described below. Through January 31, 1995 (the date on which Mr. End ceased to be an employee of the Company), Mr. End continued to receive salary payments at his then current annual rate in accordance with the Company's normal payroll policies and continued to participate in the Company's Profit-Sharing, 401(k) and Deferred Compensation and Excess Benefit Plans. In addition, Mr. End fully participated in the Company's Salaried Incentive Bonus Plan with respect to fiscal year 1995. Through July 31, 1996, Mr. End is entitled to receive severance payments at an annual rate equal to his annual rate of salary in effect on the date of his resignation, payable in accordance with the Company's normal payroll policies. Mr. End is also entitled to participate in the Company's medical, dental, disability insurance and similar employee welfare benefit plans, at the Company's expense, through July 31, 1996, provided that such participation shall terminate earlier in the event that Mr. End accepts employment with another company that provides benefit plans covering similar matters.

  On January 5, 1995, Mr. End exercised all 150,000 of his remaining vested and unexercised "in-the-money" stock options at a strike price of $6.375 per share. Following such exercise, the Company purchased from Mr. End all of the Company's Common Stock issued to Mr. End pursuant to such option exercise, at a purchase price per share of $14.625, which is equal to the closing price per share of the Company's Common Stock on the New York Stock Exchange on the trading day immediately preceding such purchase (the "Market Price"). Following such purchase of stock from Mr. End, the Company paid to Mr. End, $225,000 as severance compensation, which amount is equal to the product of multiplying (i) the number of such options times (ii) the difference between the Market Price and the closing price per share of the Company's Common Stock ($16.125) on the New York Stock Exchange on December 2, 1994.

                               PERFORMANCE GRAPH

  The following graph presents the cumulative total shareholder return of the Company, the Standard & Poor's MidCap 400 Index and the Value Line Retail Index for a five year period. Cumulative total shareholder return is defined as share price appreciation assuming reinvestment of dividends. The Company's Common Stock is included in both the Standard & Poor's MidCap 400 Index and the Value Line Retail Index. In addition to the Company, 51 retailers (including catalog companies) comprise the Value Line Retail Index. The dollar amounts shown on the following graph assume that $100 was invested on February 1, 1990 in Company Common Stock, stocks constituting the Standard & Poor's MidCap 400 Index and stocks constituting the Value Line Retail Index with all dividends being reinvested. The January 31st dates shown on the following graph do not correspond exactly with the last day of the Company's fiscal year in calendar years 1993, 1994 and 1995.

                      COMPARISON OF FIVE-YEAR TOTAL RETURN
    AMONG LANDS' END, INC., S&P MIDCAP 400 INDEX AND VALUE LINE RETAIL INDEX


                             [GRAPH APPEARS HERE]

                                          VALUE OF $100 INVESTED ON FEBRUARY 1,
                                                         1990 AT
                                         ---------------------------------------
                                         1/31/91 1/31/92 1/31/93 1/31/94 1/31/95
                                         ------- ------- ------- ------- -------
Lands' End, Inc.........................  $106    $197    $162    $304    $201
S&P MidCap 400 Index....................   112     158     176     203     193
Value Line Retail Index.................   108     155     164     167     138

                            PRINCIPAL SHAREHOLDERS

  The following table shows certain information concerning the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by each director and nominee for director of the Company, the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers") and the directors and executive officers as a group. The following table also sets forth information concerning each person known to the Company as of March 24, 1995, to be the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Company's Common Stock. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as described in the notes below, all information in the table and the accompanying footnotes is given as of March 24, 1995, and has been supplied by each of the persons included in the table.

                                                                       PERCENT
                        BENEFICIAL OWNERS                     AMOUNT   OF CLASS
                        -----------------                   ---------- --------
      Gary C. Comer(1)..................................... 18,149,800  52.27
      Capital Research and Management Company(2)...........  2,010,000   5.79
      Richard C. Anderson(3)...............................  1,284,010   3.70
      David B. Heller......................................      8,000    *
      Howard G. Krane(4)...................................     20,000    *
      John N. Latter.......................................    160,000    *
      Mindy C. Meads(5)....................................     17,280    *
      Stephen A. Orum(6)...................................     36,120    *
      Francis P. Schaecher(7)..............................    181,720    *
      Michael J. Smith(8)..................................      7,760    *
      All directors and executive officers as a group (9
       persons)(9)......................................... 19,864,690  57.00

- --------
(1) Mr. Comer's address is Citicorp Plaza, Suite 620, 8420 W. Bryn Mawr Avenue, Chicago, Illinois 60631.

(2) As disclosed on its Schedule 13G filed with the Securities and Exchange Commission, Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, a registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., as of December 31, 1994, exercised investment discretion with respect to 2,010,000 shares which were owned by various institutional investors. Capital Research and Management Company has no power to direct the vote of such shares.

(3) Share amount shown includes 108,000 shares of the Company's Common Stock owned by Mr. Anderson's wife as to which he disclaims beneficial ownership.

(4) Share amount shown includes 2,000 shares of the Company's Common Stock owned by Mr. Krane's wife as to which he disclaims beneficial ownership.

(5) Share amount shown includes exercisable options for 13,280 shares of Company Common Stock granted to Ms. Meads on December 9, 1991 and December 10, 1993 under the Stock Option Plan.

(6) Share amount shown includes (i) exercisable options for 19,720 shares of Company Common Stock granted to Mr. Orum on December 9, 1991, April 6, 1993 and December 10, 1993 under the Stock Option Plan and (ii) options for 6,000 shares of Company Common Stock granted to Mr. Orum on April 6, 1993 under the Stock Option Plan, which options will become exercisable within 60 days.

(7) Share amount shown includes exercisable options for 81,720 shares of Company Common Stock granted to Mr. Schaecher on November 27, 1990 and December 10, 1993 under the Stock Option Plan.

(8) Share amount shown includes (i) exercisable options for 560 shares of Company Common Stock granted to Mr. Smith on December 10, 1993 under the Stock Option Plan and (ii) options for 4,000 shares of Company Common Stock granted to Mr. Smith on April 6, 1993 under the Stock Option Plan, which options will become exercisable within 60 days.

(9) Share amount shown includes exercisable options and options which will become exercisable within 60 days for 125,280 shares of Company Common Stock granted to certain executive officers under the Stock Option Plan.

*Less than 1%.

                 APPROVAL OF AMENDMENT TO THE STOCK OPTION PLAN

  The Company seeks shareholder approval of an amendment to the Stock Option Plan to extend the termination date of the Stock Option Plan from December 31, 1995 until December 31, 2000 (the "Plan Amendment"). The termination date of the Stock Option Plan means the date on which no further options may be granted under the Stock Option Plan; provided that all options which prior to the termination date have not expired, terminated or been exercised or surrendered may be exercised thereafter in accordance with their terms. The Board of Directors recommends that shareholders vote "FOR" the approval of this amendment to the Stock Option Plan.

  A total of 2,500,000 shares of Company Common Stock are authorized for issuance pursuant to the Stock Option Plan. The Plan Amendment does not increase such number of authorized shares. Stock options with respect to 1,510,500 shares authorized under the Stock Option Plan have been granted to date.

  Although the Company is currently seeking shareholder approval to extend the termination date of the Stock Option Plan for five years, the Compensation Committee and the Performance Compensation Committee, in consultation with their professional compensation advisers, are beginning to consider the adoption of a comprehensive omnibus long-term incentive plan that would provide for, among other things, the grant of stock options. It is expected that such a plan would be adopted by the Compensation Committee and the Performance Compensation Committee during the course of the coming year and would be presented to the Company's shareholders for approval in next year's proxy statement. If such a plan were to be adopted and approved, it is expected that the Stock Option Plan and the Restricted Stock Plan would be superseded by the new plan at such time.

  The following summary of the Stock Option Plan is qualified in its entirety by the full text of the Stock Option Plan, a copy of which may be obtained by shareholders of the Company upon request directed to the Secretary of the Company at One Lands' End Lane, Dodgeville, Wisconsin 53595. For additional information regarding stock options granted to certain officers, see "Executive Compensation" above.

GENERAL

  The Company's Stock Option Plan has been maintained by the Company since 1990. Under the Stock Option Plan, officers and key employees designated by the Performance Compensation Committee are granted stock options to purchase shares of the Company's Common Stock. Options are granted under the Stock Option Plan with an exercise price equal to the fair market value per share of the Company's Common Stock on the date of grant.

  The purpose of the Stock Option Plan is to provide officers and key employees of the Company with additional incentive to increase their efforts on the Company's behalf and to remain in or enter into the employ of the Company by granting such employees incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")) and/or nonqualified stock options (all options granted under the Stock Option Plan which are not incentive stock options) to purchase shares of the Company's Common Stock. The Company believes that such grants will inspire the continued efforts of its officers and key employees and the continuity of their employment with the Company.

ADMINISTRATION OF THE STOCK OPTION PLAN

  The Stock Option Plan is currently administered by the Performance Compensation Committee of the Board of Directors (the "Committee"). The members of the Committee must be "disinterested persons" as that term is defined in Rule 16b-3 of the Securities and Exchange Commission and "outside directors" as that term is defined in Section 162(m) of the Internal Revenue Code. The Committee has the full power to construe and interpret the Stock Option Plan, to establish the terms of any options granted thereunder, and to determine the individuals to whom options will be granted under the Stock Option Plan. In selecting participants and in determining the type and amount of their respective benefits, the Committee may consider such factors as it deems pertinent. Currently, there are 22 officers and key employees of the Company participating in the Stock Option Plan.

SHARES AVAILABLE FOR ISSUANCE UNDER THE STOCK OPTION PLAN

  There is an aggregate of 989,500 shares of the Company's Common Stock available for issuance upon exercise of options to be granted under the Stock Option Plan, which shares may be authorized and unissued shares or treasury shares. The closing price of the Company's Common Stock on the New York Stock Exchange on April 6, 1995, was $17.50.

MAXIMUM GRANT TO ANY ONE EMPLOYEE

  The Stock Option Plan provides that any one employee may receive options with respect to no more than 400,000 shares of Company Common Stock in any one year.

OPTION TERMS

  At the time the Committee approves the granting of an option to an officer or key employee, the Committee must also designate (i) the date of grant of such option (provided that such date may not be earlier than the date the option is approved by the Committee), (ii) the option price per share of Company Common Stock (provided that no option may have an option price per share of Company Common Stock of less than 100 percent of the fair market value of a share of Company Common Stock on the date of grant), (iii) the schedule and times at which such options will vest and become exercisable (provided that no option may be exercised later than December 31 of the year in which the tenth anniversary of the date of grant occurs), and (iv) whether the option will or will not constitute an incentive stock option under Section 422 of the Internal Revenue Code. The Stock Option Plan also authorizes the Committee to determine the form of option price payment (cash, Company Common Stock or a combination thereof), to issue replacement options to participants who voluntarily surrender and cancel prior options with a price per share of Company Common Stock equal to or greater than the price per share of the prior option, to accelerate the vesting and exercisability of all or part of any option, and to adjust the number and type of shares of Company Common Stock subject to the Stock Option Plan or outstanding options in order to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event.

  Except as otherwise determined by the Performance Compensation Committee in connection with a specific option: (i) any unexercised option is exercisable for one year following a participant's retirement (or until such earlier time as the option would otherwise expire or terminate on its own terms), (ii) vested but unexercised options may be exercised for one year following a termination of employment on account of death and for 180 days following a termination of employment on account of disability (or until such earlier time as the option would otherwise expire or terminate on its own terms) and (iii) if a participant ceases to be employed by the Company for reasons other than his or her disability, death or retirement, the option terminates and no portion of the terminated option will be exercisable after that date. Stock options have historically been granted with post-employment exercise periods consistent with those specifically described in the Stock Option Plan. However, after seeking the advice of its compensation consulting firm, with respect to the stock option grants made in February 1995, the Performance Compensation Committee extended the post-employment exercise periods in the case of a participant's retirement or disability to three years in each case. At the same time, the Performance Compensation Committee determined that all future grants of stock options, unless otherwise specified at the time of grant, would have the same modified post-employment exercise periods.

  No option granted under the Stock Option Plan is transferable otherwise than by will or the laws of descent and distribution.

AMENDMENT AND TERMINATION OF THE STOCK OPTION PLAN

  The Board of Directors may amend the Stock Option Plan at any time in its sole discretion, but no amendment may, without the participant's consent, impair his or her rights to any option previously granted under the Stock Option Plan, or without shareholder approval (i) increase the maximum number of shares of Company Common Stock which may be issued under the Stock Option Plan (except to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event), (ii) extend the termination date of the Stock Option Plan or any option granted under the Stock Option Plan, or (iii) enlarge the class of employees eligible to receive options under the Stock Option Plan. The Board of Directors may terminate the Stock Option Plan at any time with respect to shares of Company Common Stock for which options have not previously been granted. Shareholder approval may also be required if there are "material changes" to the Stock Option Plan for purposes of Section 162(m) of the Internal Revenue Code or to comply with new legislation. The Stock Option Plan currently provides that unless terminated earlier, the Stock Option Plan will terminate at the close of business on December 31, 1995. The Plan Amendment provides that unless terminated earlier, the Stock Option Plan will terminate at the close of business on December 31, 2000.

FEDERAL INCOME TAX CONSEQUENCES

  The following is intended only as a brief, general summary of the federal income tax rules relevant to stock options granted under the Stock Option Plan, and assumes (i) that any participant subject to Section 16(b) of the Securities Exchange Act of 1934 (typically, officers and directors and major shareholders of the Company) will not exercise any option granted under the Stock Option Plan before the six month anniversary of the date of grant of such option and
(ii) that the exercise of options and disposition of option shares occur during the lifetime of the participant. This discussion is not intended to provide guidance to participants; participants should consult their own personal tax advisors.

  Nonqualified Stock Options. The holder of a nonqualified stock option ("NQO") does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction. The participant recognizes ordinary income on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date.

  If the Company complies with applicable documentation requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the participant on the exercise of the NQO.

  If a participant sells shares acquired pursuant to the exercise of an NQO, the participant will recognize capital gain or loss equal to the difference between the selling price of the shares and their fair market value on the exercise date.

  Incentive Stock Options. The holder of an incentive stock option ("ISO") does not realize taxable income upon the grant or exercise of the ISO and the Company is not entitled to any deduction in respect of such grant or exercise. As discussed below, however, a participant may be subject to the alternative minimum tax on the exercise of an ISO.

  The income tax treatment of any gain or loss realized upon a participant's disposition of option shares depends on the timing of the disposition. If the option shares have been held for at least one year and if at least two years have elapsed since the date of grant of the ISO (the "Required Holding Periods"), then the participant recognizes (i) long-term capital gain to the extent that the selling price exceeds the option price or (ii) capital loss to the extent that the option price exceeds the selling price. In either case, no deduction is allowed to the Company.

  If a participant disposes of option shares before the expiration of the Required Holding Periods (a "disqualifying disposition"), then (i) if the selling price exceeds the fair market value of the option shares on the date the ISO was exercised, the excess of such fair market value over the option price is taxable to the participant as ordinary income and the excess of the selling price over such fair market value is taxable to the participant as capital gain, (ii) if the selling price exceeds the option price but does not exceed the fair market value of the option shares on the date the ISO was exercised, the excess of the selling price over the option price is taxable to the participant as ordinary income and (iii) if the selling price is less than the option price, the difference is treated as capital loss to the participant. In each case, the Company is entitled to a deduction equal to the amount of ordinary income (but not capital gain) recognized by the participant on the disqualifying disposition.

  The amount by which the fair market value of shares of Company Common Stock (determined as of the exercise date) received through the exercise of an ISO exceeds the option exercise price is included in the participant's alternative minimum taxable income and may subject the participant to alternative minimum tax. Such alternative minimum tax may be payable even though the participant receives no cash upon the exercise of his or her ISO with which to pay such tax.

  Exercise with Previously Owned Shares. The previous discussion assumes that all shares of Company Common Stock acquired on the exercise of an NQO or ISO are paid for in cash. If a participant pays for all or a portion of the option exercise price with previously owned shares of Company Common Stock, the participant will generally (although not in all cases) recognize no gain or loss on the previously owned shares surrendered. The participant's tax basis in and holding period for the surrendered shares (for purposes of determining capital gains and losses, but not for purposes of determining whether a disqualifying disposition occurs and its consequences) will generally carry over to an equal number of shares received.

LIMITATION ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Last year Congress enacted certain provisions into the Internal Revenue Code under which compensation paid to certain executive officers in excess of $1 million per year may not be deductible. The Company believes that compensation income recognized by its executive officers pursuant to the Stock Option Plan will be exempted from those provisions and that the Company will therefore not lose the benefit of any potential tax deductions.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors recommends that shareholders ratify the appointment of Arthur Andersen LLP as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending February 2, 1996. A representative of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement if such representative so desires, and will be available to respond to appropriate questions raised orally at the meeting or submitted in writing to the Company's Secretary before the meeting.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the best of the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) forms were required for those persons, except as described below, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the two fiscal years ended

                         LANDS' END 1995 ANNUAL MEETING

                                      LOGO

                                LANDS' END, INC.
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 17, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Gary C. Comer, Michael J. Smith and Robert S. Osborne as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Lands' End, Inc. held of record by the undersigned on March 24, 1995, at the annual meeting of shareholders to be held on May 17, 1995, or any adjournment thereof.

  1. ELECTION OF DIRECTORS

     NOMINEES: John N. Latter and Michael J. Smith

     [_] For all nominees EXCEPT those whose names are inserted on the line below.
   --------------------------------------------------------------------------

     [_] Withhold authority to vote for all nominees.

  2. PROPOSAL TO APPROVE AMENDMENT TO STOCK OPTION PLAN
                      [_] FOR   [_] AGAINST   [_] ABSTAIN

  3. PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants of the Company.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN

              (Continued and to be Signed and Dated on other side)

- -------------------------------------------------------------------------------


  4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.

                                         When signing as attorney,
                                         executor, administrator,
                                         trustee or guardian, please
                                         give full title as such. If
                                         a corporation, please sign
                                         in full corporate name by
                                         President or other
                                         authorized officer. If a
                                         partnership, please sign in
                                         partnership name by
                                         authorized person.

                                         Dated _________________  1995

                                         -----------------------------
                                                   Signature

                                         -----------------------------
   Please mark, sign, date                 Signature if held jointly
   and return this proxy
   card promptly using the
   enclosed envelope.